Exhibit 3.257

CERTIFICATE OF INCORPORATION

OF

HOTELS STATLER COMPANY, INC.

We, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation is

HOTELS STATLER COMPANY, INC.

SECOND: The principal office of the corporation is to be located in the City of Dover, in the County of Kent, in the State of Delaware. The name of its resident agent is the United States Corporation Company, whose address is 129 South State Street in said city.

THIRD: The nature of the business of the corporation and the objects or purposes proposed to be transacted, promoted or carried on by it are.

(a) To acquire by purchase, lease, subscription or otherwise, to own, hold for investment or otherwise, and to use, improve, develop, maintain, operate, administer, let, lease, sell, assign, transfer, mortgage, pledge or otherwise dispose of real and personal property of every kind and description, including without being limited to, lands and interests in lands of every kind and description and wheresoever situated, and to construct and erect buildings and structures in and on such lands for any use or purpose;

(b) To acquire and operate or to manage hotels and apartment houses, apartment hotels, restaurants, cafes, refreshment rooms, music halls, places of amusement, recreation, sport, entertainment and instruction of all kinds, bars for the sale of intoxicating liquors, clubs, commercial buildings, office buildings, and other businesses which can be conveniently carried on in connection with any of the foregoing, including, but not limited to, the operation and maintenance of newsstands, tobacco counters, laundries, theatre ticket agencies, agencies for railway and shipping companies and carriers, barber shops, beauty parlors, gymnasiums, swimming pools, public baths and garages;

(c) To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock (including options to purchase shares of capital stock) of, or any bonds, notes, securities or evidences of indebtedness created by, any other corporation or corporations organized under the laws of the State of Delaware or any other State, country, nation or government, and while the owner thereof to exercise all the rights, powers and privileges of ownership, including the right to vote thereon;

(d) To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof;

(e) To borrow or raise moneys for any of the purposes of the corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of, the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of ouch bonds or other obligations of the corporation for its corporate purposes;

(f) To purchase or otherwise acquire shares of its own stock and options to purchase shares of its own stock (so far as may be permitted by law) and its bonds, debentures, notes, scrip or other securities or evidences of indebtedness, and to cancel or to hold, transfer or reissue the same to such persons, firms, corporations or associations and upon such terms and conditions as the Board of Directors may in its discretion determine, without offering any thereof on the same terms or on any terms to the stockholders then of record or to any class of stockholders;

(g) To carry on any other lawful business whatsoever in connection with the above, or calculated directly or indirectly to promote the interests of the corporation or to enhance the value of its properties; to have, enjoy and exercise all the rights, powers and privileges which are now or which may hereafter be conferred upon corporations organized under the same statutes as the corporation; to do any and all things herein set forth, and in addition such other acts and things as are necessary or convenient to the attainment of the purposes of the corporation, or any of them, to the same extent as a natural person might lawfully do in any part of the world

(as principal, agent, contractor or otherwise, and either alone or in conjunction with any other persons, firms, associations, trust estates or corporations), in so far as such acts are permitted to be done by a corporation organized under the General Corporation Laws of the State of Delaware;

(h) To conduct its business in the State of Delaware, other states, the District of Columbia, the territories and colonies of the United States and in foreign countries, and to have one or more offices without as well as within the State of Delaware.

The foregoing clauses shall be construed as objects, purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is One Hundred (100) and the par value of each of such shares is Ten Dollars ($10.00).

FIFTH: The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000).

SIXTH: The name and place of residence of each of the incorporators is as follows:

Name	Residence

M. P. Gorsuch	Dover, Delaware
E. E. Boyles	Dover, Delaware
M. R. Hall	Dover, Delaware

SEVENTH: The corporation is to have perpetual existence.

EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

NINTH: The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws, but shall not be less than three. All corporate powers shall be exercised by The Board of Directors, except as otherwise provided by Statute or by the Certificate of Incorporation, of the Corporation, or by amendment thereof.

IN FURTHERANCE AND NOT IN LIMITATION OF THE POWERS CONFERRED BY STATUTE, THE BOARD OF DIRECTORS IS EXPRESSLY AUTHORIZED:

(a) To make, amend or repeal the by-laws of the corporation; provided, however, that all such by-laws may be amended, altered or repealed by the stockholders.

(b) By resolution or resolutions passed by a majority of the whole Board, to designate an Executive Committee and one or more other committees which shall have and may exercise such powers and rights of the Board of Directors in the management of the business and affairs of the corporation as may be provided in the by-laws or in said resolution or resolutions, and shall have power to authorize the seal of the corporation to be affixed to all papers which may require it.

(c) To authorize and cause to be executed mortgages and liens, without limit as to amount, upon the real and/or personal property of the corporation.

(d) To fix, determine and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital or reserves for any purpose.

(e) From time to time, to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the corporation or any of them shall be open to the inspection of any stockholders; and no stockholder shall have any right to inspect any account or book or document of the corporation except as conferred by statute or the by-laws, or as authorized by a resolution of the stockholders or Board of Directors.

(f) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration which may be in whole or in part in shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

(g) To determine whether any, and, if any, what part of any funds legally available for dividends shall be declared and paid as dividends, to determine the date or dates for the declaration or payment of dividends, and to direct and determine the use and disposition of any net assets in excess of capital or any net profits.

(h) To authorize the payment of compensation to the directors for services to the corporation, including fees for attendance at meetings of the Board of Directors, of the Executive Committee and of other committees, and to determine the amount of such compensation and fees.

(i) To acquire the securities of or the assets of other corporations engaged in the hotel business or in any other business, and to pay therefor such consideration (including, without being limited to, cash, the assumption of indebtedness and/or securities of the corporation) as they, in their judgment shall deem appropriate.

TENTH: A director of the corporation shall not be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor shall any transaction or contract of the corporation be void or voidable by reason of the fact that any director or any firm of which any director is a member or any corporation of which any director is a shareholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved (1) by a vote of a majority of a quorum of the Board of Directors or of the Executive Committee, without counting in such majority or quorum any director so interested or member of a firm so interested, or a shareholder, officer or director of a corporation so interested, or (2) by the written consent, or by the vote at any stockholders’ meeting, of the holders of record of a majority of all the outstanding shares of stock of the corporation entitled to vote, nor shall any director be liable to account to the corporation for any profits realized by or from or through any such transaction or contract of the corporation authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he is a shareholder, officer or director was interested in such transaction or contract. Nothing herein contained shall create liability in the events above described or prevent the authorization, ratification or approval of such contracts in any other manner provided by law.

Any contract, transaction or act of the corporation or of the Board of Directors which shall be ratified by a majority of a quorum of the stockholders entitled to vote at any annual meeting or at any special meeting called for that purpose, shall be as valid and binding as though ratified by every stockholder of the corporation; provided, however, that any failure of the stockholders to approve or ratify such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or to deprive the corporation, its directors or officers of their right to proceed with such contract, transaction or action. The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-laws, agreement, vote of stockholders, or otherwise.

ELEVENTH: No stockholder shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the corporation which it may issue or sell, whether out of the number of shares authorized by the Certificate of Incorporation of the corporation or by amendment thereof or out of the shares of the stock of the corporation acquired by it after the issuance thereof, nor shall any stockholder be entitled as a matter of right to purchase or subscribe for or receive any bonds, debentures or other obligations which the corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for or purchase from the corporation any shares of its capital stock. But all such additional issues of stock, rights, options, or of bonds, debentures or other obligations convertible into or exchangeable for stock or to which warrants shall be attached or appertain or which shall confer upon the holder the right to subscribe for or purchase any shares of stock may (to the extent permitted by law) be issued and disposed of by the Board of Directors to such persons and upon such terms as in their absolute discretion they may deem advisable.

TWELFTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, we have hereunto set our hands and seals, the 23rd day of March, 1955.

In the presence of:

/s/ Emma V. Hall

/s/ M. P. Gorsuch	(L.S.)

/s/ E. E. Boyles	(L.S.)

/s/ M. R. Hall	(L.S.)

STATE OF DELAWARE	)
	)	SS.
COUNTY OF KENT	)

BE IT REMEMBERED that on this 23rd day of March, A.D. 1955, personally came before me Emma V. Hall, a Notary Public in and for the County and State aforesaid, M. P. Gorsuch, E. E. Bòyles and M. R. Hall, parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively, and that the facts therein stated are truly set forth.

GIVEN under my hand and seal of office the day and year aforesaid.

/s/ Emma V. Hall
Notary Public

[Seal]